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                                                                 Exhibit 99(l)

       [Letterhead of Merrill Lynch, Pierce, Fenner & Smith Incorporated)


August 17, 1998]




Board of Directors
Saks Holdings, Inc.
12 East 49th Street
New York, NY 10017

Members of the Board of Directors:

     We hereby consent to the use of our opinion letter dated July 4, 1998 to the Board of Directors of Saks Holdings, Inc. included in Appendix IV to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger described therein and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "Summary--The Merger", "The Merger--Reasons of Saks for the Merger", and "The Merger--Opinions of the Saks Financial Advisors". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                         MERRILL LYNCH, PIERCE, FENNER &
                              SMITH INCORPORATED


                         By:  /s/ Merrill Lynch, Pierce, Fenner & Smith, Inc.
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